                                                                   Exhibit 99.11

                                AMENDMENT TO THE
                    AMENDED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                     CORPORATE PROPERTY ASSOCIATES 8, L.P.,
                         A DELAWARE LIMITED PARTNERSHIP



            THIS AMENDMENT (this "Amendment") TO THE AMENDED AGREEMENT OF LIMITED PARTNERSHIP of CORPORATE PROPERTY ASSOCIATES 8, L.P., A DELAWARE LIMITED PARTNERSHIP (the "Partnership"), which amends the Amended Agreement of Limited Partnership of the Partnership, dated as of February 12, 1988 (the "Agreement"), is made and entered into as of the __th day of __________, 1997 by and between EIGHTH CAREY CORPORATE PROPERTY, INC., a Delaware corporation, as general partner and Managing General Partner, WILLIAM POLK CAREY, as general partner and Individual General Partner and all persons and entities admitted as Limited Partners as provided in the Agreement and amends the Agreement as follows:


            1. "ARTICLE X -- MANAGEMENT AND OPERATION OF BUSINESS" is hereby amended by adding to Section (G) "Specific Transactions Authorized" thereof the following paragraphs:

                  15. Notwithstanding anything to the contrary contained in this Agreement, the Partnership may, upon the approval of holders of a majority of the limited partner interests of the Partnership, merge itself with Eighth Subsidiary, L.P. (the "Subsidiary Partnership") pursuant to an Agreement of Merger (the "Merger Agreement") to be entered into by the Partnership and the Subsidiary Partnership, following which the Partnership shall be the surviving limited partnership, and shall pay all expenses incurred in connection with the formation and qualification of the Subsidiary Partnership and the exchange of the Partners' Partnership Interests pursuant to the Merger Agreement. In accordance with Section 17-211 of the Act (including Section 17-211(g)), notwithstanding anything to the contrary contained in this Agreement, the Merger Agreement may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership. Any amendment to this Agreement or adoption of a new partnership agreement made pursuant to the foregoing sentence shall be effective at the effective time or date of the merger. The provisions of this Paragraph (G)(15) of Article X shall not be construed to limit the accomplishment of a merger or of any of the matters referred to herein by any other means otherwise permitted by law.

                  16. The Partnership, and the Managing General Partner on behalf of the Partnership, may enter into and perform all documents that are necessary, appropriate, proper, advisable, incidental or convenient to consummate a merger approved in accordance with Paragraph (G)(15) above (including the Merger Agreement and a certificate of merger), as determined by the Managing General Partner, in its sole discretion, all without any further act, vote or approval of any other Partner notwithstanding any other provision of this Agreement. The General Partners hereby approve of the merger of the Subsidiary Partnership with and into the Partnership pursuant to the Merger Agreement.

            2. Successors and Assigns. This Amendment shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective successors and assigns.

            3. Full Force and Effect. Except to the extent modified hereby, the Agreement shall remain in full force and effect.

            4. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to the original or same counterpart.

            5. Headings. The headings in this Amendment are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Amendment or any provisions hereof.

            6. Governing Law. This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

            Initially capitalized terms used herein and not otherwise defined are used as defined in the Agreement.

            IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands as of the day and year first above written.



                                GENERAL PARTNERS:


                              ________________________________________
                              William Polk Carey



                              EIGHTH CAREY CORPORATE PROPERTY, INC.



                              By:  ___________________________________



                                LIMITED PARTNERS:



                              All Limited Partners now admitted as limited partners of the Partnership pursuant to powers of attorney and authorizations previously executed in favor of and granted and delivered to the Managing General Partner

                              By:  EIGHTH CAREY CORPORATE
                                   PROPERTY, INC.,
                                   Managing General Partner


                                    By:___________________________
                                       Francis J. Carey, President